Exhibit 15

July 28, 2005

Vornado Realty Trust

New York, New York

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Vornado Realty Trust for the three-month periods ended March 31, 2005 and 2004, and have issued our report dated April 28, 2005 (June 8, 2005 as to the effects of the restatement discussed in Note 17).  As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarter ended March 31, 2005, is being incorporated by reference in this Registration Statement.

We also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey